Exhibit 99.1

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release

Knoll Reports Record Fourth Quarter Sales

•	Completed $750M Credit Facility amendment and extension to run through January 2023

•	Closed Muuto Acquisition on January 25th

•	Expects Significant EPS Benefit From New Tax Rates

EAST GREENVILLE, PA, February 8, 2018 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings and coverings for the workplace and home, today announced results for the fourth quarter and year ended December 31, 2017. Net sales were $316.1 million for the fourth quarter, an increase of 7.9%, from the fourth quarter of 2016. Operating profit for the quarter was $12.6 million, a decrease of 64.8% when compared to operating profit of $35.8 million for the fourth quarter of 2016. Adjusted operating profit was $31.6 million, a decrease of 11.7% when compared to adjusted operating profit of $35.8 million in the fourth quarter of 2016. Net earnings for the fourth quarter of 2017 were $32.7 million, an increase of 52.4% when compared to the fourth quarter of 2016. Adjusted net earnings for the fourth quarter of 2017 were $17.6 million, a decrease of 17.8% when compared to the fourth quarter of 2016. Adjusted EBITDA was $41.0 million for the fourth quarter, a decrease of 8.7% when compared to $44.9 million in the fourth quarter of 2016. Diluted earnings per share was $0.67 and $0.44 for the fourth quarter of 2017 and 2016, respectively. The fourth quarter diluted earnings per share was heavily impacted by the changes in tax law, offset by asset impairment, pension settlement, and acquisition charges. Adjusted diluted earnings per share was $0.36 and $0.44 for the fourth quarter of 2017 and 2016, respectively.
Net sales were $1,132.9 million for the year ended December 31, 2017, a decrease of 2.7% from 2016. Operating profit for the year decreased 35.5% to $88.0 million, compared to operating profit of $136.3 million for the year ended December 31, 2016. Adjusted operating profit was $109.2 million, a decrease of 19.9% when compared to adjusted operating profit of $136.3 million in 2016. Net earnings for 2017 were $80.2 million, a decrease of 2.3% when compared to 2016. Adjusted net earnings for 2017 were $68.0 million, a decrease of 17.2%, when compared to 2016. Adjusted EBITDA was $144.5 million for 2017, a decrease of 14.3% when compared to $168.7 million in 2016. Diluted earnings per share was $1.63 and $1.68 for the year ended December 31, 2017 and 2016, respectively. Adjusted diluted earnings per share was $1.38 and $1.68 for the years ended December 31, 2017 and 2016, respectively.

Exhibit 99.1

During the first quarter of 2018, the Company completed the acquisition of Muuto A.P.S. ("Muuto"), the Copenhagen-based designer and provider of affordable luxury furniture, lighting and accessories for the workplace and home, for approximately $300.0 million in cash, less certain customary adjustments. Concurrent with the Muuto acquisition, the Company amended its credit facility, which provides for a $750.0 million credit facility that matures in five years, consisting of a revolving commitment of $400.0 million, a US term loan commitment of $250.0 million and a multi-currency term loan commitment of €81.7 million. The proceeds of the credit facility were used to fund the Muuto acquisition, refinance certain indebtedness and for ongoing working capital requirements.
Andrew Cogan, President and CEO, stated, “2017 was an important rebuilding year for Knoll as we made fundamental investments across our residential and commercial businesses. In particular, adjustments to our go to market strategy and product portfolio in our Office segment responded to rapidly changing market conditions. The return to growth that we delivered in the fourth quarter demonstrates the traction we believe we are gaining in our core markets and bodes well for the year ahead. With the Muuto acquisition now closed, and integration with our North American sales teams well underway, our momentum in the market should build."
“While in the short term these investments dampened our profitability, we believe in the year ahead the combination of continued growth, a plateauing of the ramp up in investment spending, our lean initiatives, and a significantly lower tax rate, should lead to meaningful earnings per share growth,” he added.
Fourth Quarter Results
Fourth quarter 2017 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended December 31,		Percent
	2017	2016	Change
Net Sales	$316.1	$292.9	7.9%
Gross Profit	112.3	111.3	0.9%
Gross Profit %	35.5%	38.0%	(6.6)%
Operating Expenses	99.7	75.6	32.0%
Asset Impairment Charge	16.3	—	100.0%
Pension Settlement Charge	2.2	—	100.0%
Acquisition Costs	0.5	—	100.0%
Adjusted Operating Expenses (1)	80.7	75.6	6.9%
Operating Profit	12.6	35.8	(64.8)%
Operating Profit %	4.0%	12.2%	(67.2)%
Adjusted Operating Profit (1)	31.6	35.8	(11.7)%
Adjusted Operating Profit % (1)	10.0%	12.2%	(18.0)%
Net Earnings	32.7	21.4	52.4%
Adjusted Net Earnings (1)	17.6	21.4	(17.8)%
Adjusted EBITDA (1)	41.0	44.9	(8.7)%
Adjusted EBITDA % (1)	13.0%	15.3%	(15.0)%
Diluted Earnings Per Share	$0.67	$0.44	52.3%
Adjusted Diluted Earnings Per Share (1)	$0.36	$0.44	(18.2)%
(1) For a reconciliation of Non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” below.

Exhibit 99.1

Net sales were $316.1 million for the fourth quarter of 2017, an increase of 7.9%, from the fourth quarter of 2016. Net sales for the Office segment were $198.9 million for the fourth quarter of 2017, an increase of 9.9%. The increase in the Office segment was due primarily to strong growth in the commercial business compared to the fourth quarter of 2016. New workplace platforms and complimentary products drove sales growth, partially offset by a modest decline in legacy system sales. Net sales for the Studio segment were $90.7 million for the fourth quarter of 2017, an increase of 8.7%. The increase in the Studio segment was led by growth in both the contract and residential markets at Knoll Europe, and gains at HOLLY HUNT. Net sales for the Coverings segment were $26.5 million for the fourth quarter of 2017, a decrease of 6.9%. The decrease in the Coverings segment was due primarily to fewer large project opportunities.
Gross profit for the fourth quarter of 2017 was $112.3 million, an increase of $1.0 million, or 0.9%, when compared with the fourth quarter of 2016. Gross margin decreased from 38.0% in the fourth quarter of 2016, to 35.5% for the fourth quarter of 2017. The decrease was due primarily to unfavorable net price realization and accelerated commodity inflation in the Office segment, partially offset by higher sales volume.
Operating expenses were $99.7 million for the fourth quarter of 2017, or 31.6% of net sales, compared to $75.6 million, or 25.8% of net sales, for the fourth quarter of 2016. Operating expenses in the fourth quarter of 2017 included an asset impairment charge of $16.3 million, a pension settlement charge of $2.2 million, and acquisition costs of $0.5 million. The asset impairment charge related to the write-off of capitalized software costs, previously included in construction in progress, and was a result of the global design review of the next phases of our enterprise resource planning system implementation. The pension settlement charge was related to cash payments from lump sum elections made by employees affected by the restructuring activities in the second quarter of 2017. Excluding these items, adjusted operating expenses were $80.7 million for the fourth quarter of 2017, or 25.5% of net sales compared to $75.6 million for the fourth quarter of 2016. The increase in adjusted operating expenses was related primarily to the expansion of our sales force and higher incentive compensation compared to the fourth quarter of 2016.
During the fourth quarter of 2017, other expense was $0.6 million compared to other income of $0.1 million for the fourth quarter of 2016. Other income and expense was related to the impact of exchange rate fluctuations on our foreign subsidiaries.
Net earnings for the fourth quarter of 2017 was $32.7 million, or $0.67 diluted earnings per share, compared to $21.4 million, or $0.44 diluted earnings per share, for the fourth quarter of 2016. Net earnings for the fourth quarter of 2017 included a $26.6 million one-time benefit, primarily related to the re-measurement of the Company's net deferred tax liabilities at the new corporate income tax rate of 21% in response to the passage of the U.S. Tax Cuts and Jobs Act ("Tax Reform"). This amount is an estimate based on the facts and circumstances at year end and may be subject to further refinement during the applicable measurement period. Net earnings for the fourth quarter of 2017 also included non-recurring asset impairment, pension settlement, and acquisition charges. Excluding the impact of Tax Reform and these non-recurring operating expenses, adjusted net earnings for the fourth quarter of 2017 was $17.6 million, or $0.36 adjusted diluted earnings per share, compared to $21.4 million, or $0.44 adjusted diluted earnings per share, for the fourth quarter of 2016.
The effective tax rate for the fourth quarter of 2017 was (227.6)% compared to 38.1% for the fourth quarter of 2016. Excluding the impact of Tax Reform, the effective tax rate for the fourth quarter of 2017 would have been 39.2%, compared to 38.1% for the fourth quarter of 2016. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.

Exhibit 99.1

Capital expenditures for the fourth quarter of 2017 totaled $11.1 million compared to $14.7 million in the fourth quarter of 2016. The Company paid a quarterly dividend of $7.3 million, or $0.15 per share, in the fourth quarter of 2017 and 2016.
Full Year Results
Full year 2017 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Year Ended December 31,		Percent
	2017	2016	Change
Net Sales	$1,132.9	$1,164.3	(2.7)%
Gross Profit	414.6	446.0	(7.0)%
Gross Profit %	36.6%	38.3%	(4.4)%
Operating Expenses	326.6	309.7	5.5%
Asset Impairment Charge	16.3	—	100.0%
Pension Settlement Charge	2.2	—	100.0%
Restructuring Charges	2.2	—	100.0%
Acquisition Costs	0.5	—	100.0%
Adjusted Operating Expenses (1)	305.4	309.7	(1.4)%
Operating Profit	88.0	136.3	(35.5)%
Operating Profit %	7.8%	11.7%	(33.3)%
Adjusted Operating Profit (1)	109.2	136.3	(19.9)%
Adjusted Operating Profit % (1)	9.6%	11.7%	(17.9)%
Net Earnings	80.2	82.1	(2.3)%
Adjusted Net Earnings (1)	68.0	82.1	(17.2)%
Adjusted EBITDA (1)	144.5	168.7	(14.3)%
Adjusted EBITDA % (1)	12.8%	14.5%	(11.7)%
Diluted Earnings Per Share	$1.63	$1.68	(3.0)%
Adjusted Diluted Earnings Per Share (1)	$1.38	$1.68	(17.9)%
(1) For a reconciliation of Non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” below.
Net sales were $1,132.9 million for the year ended 2017, a decrease of 2.7% from 2016. Net sales for the Office segment were $682.9 million in 2017, a decrease of 6.6% from 2016. The decrease in the Office segment was due to declines in both government and commercial sales, primarily in the first half of the year. Net sales for the Studio segment were $341.0 million in 2017, an increase of 5.4%. The increase in the Studio segment was due primarily to growth from HOLLY HUNT and Knoll Europe, as well as incremental sales from a full year of DatesWeiser acquired in December of 2016. Net sales for the Coverings segment were $109.0 million in 2017, a decrease of 0.5%. Continued year-over-year growth in Spinneybeck | FilzFelt sales, particularly in the architectural application space, was offset by lower volume at KnollTextiles and Edelman.
Gross profit for 2017 was $414.6 million, a decrease of $31.4 million, or 7.0%, when compared with 2016. During 2017, gross margin decreased to 36.6% from 38.3% in 2016. This decrease was driven by the Office segment where fixed-cost leverage was impacted by lower volume combined with commodity inflation.

Exhibit 99.1

Operating expenses were $326.6 million in 2017, or 28.8% of net sales, compared to $309.7 million, or 26.6% of net sales in 2016. Operating expenses for 2017 includes an asset impairment charge of $16.3 million, a pension settlement charge of $2.2 million, restructuring charges of $2.2 million, and acquisition costs of $0.5 million. Excluding these items, adjusted operating expenses were $305.4 million, or 27.0% of sales, for 2017, compared to $309.7 million for 2016. The decrease in adjusted operating expenses was primarily related to reduced incentive compensation due to decreased profitability, partially offset by increased sales headcount.
During 2017, other expense was $1.9 million compared to $3.4 million in 2016. Other expense was related primarily to foreign exchange losses that resulted from the revaluation of intercompany balances between our US and foreign entities in both 2017 and 2016.
Net earnings for 2017 was $80.2 million, or $1.63 diluted earnings per share, compared to $82.1 million, or $1.68 diluted earnings per share for 2016. Net earnings for 2017 included a $26.6 million one-time benefit stemming from Tax Reform. This is amount is an estimate based on the facts and circumstances at year end and may be subject to further refinement during the applicable measurement period. Excluding the impact of Tax Reform and certain operating expenses mentioned in the full year operating expense discussion, adjusted net earnings for 2017 was $68.0 million, or $1.38 adjusted diluted earnings per share, compared to $82.1 million, or $1.68 adjusted diluted earnings per share for 2016.
The effective tax rate for 2017 was (2.0)% compared to 35.6% for 2016. Excluding the impact of Tax Reform, the effective tax rate for 2017 would have been 31.8%, compared to 35.6% for 2016. The Company expects its effective tax rate will be between 24% and 26% in fiscal year 2018. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.
Capital expenditures for 2017 totaled $40.6 million compared to $40.1 million in 2016. The Company paid dividends of $30.3 million, or $0.60 per share, and $29.2 million, or $0.60 per share, in 2017 and 2016, respectfully.
“We are very pleased with the strong support we received from our lenders as we amended and extended our credit facility in conjunction with the Muuto acquisition. In addition, Tax Reform legislation will have a positive impact on Knoll's cash flow as we anticipate a significant reduction in our effective tax rate. The additional cash flow will allow us to further invest in our business and strategic initiatives as well as reduce our outstanding debt,” noted Charles Rayfield, Senior Vice President and Chief Financial Officer.

Exhibit 99.1

Business Segment Results
The Company manages its business through its reporting segments: Office, Studio, and Coverings. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms. These products include: systems furniture, seating, storage, tables, desks and KnollExtra® accessories as well as the international sales of our North American Office products.
The Studio segment includes KnollStudio®, HOLLY HUNT®, Knoll Europe and DatesWeiser. KnollStudio products, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. In addition, HOLLY HUNT® also includes Vladimir Kagan Design Group, a renowned collection of modern luxury furnishings. Knoll Europe, which distributes both KnollStudio and Knoll Office products, manufactures and sells products to customers primarily in Europe. DatesWeiser, known for its sophisticated meeting and conference tables and credenzas, sets a standard for design, quality and technology integration.
The Coverings segment includes KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. These businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products.
The tables below present the Company’s segment information with Corporate costs excluded from operating segment results.

	Three Months Ended December 31,		Year Ended December 31,
Net Sales (in thousands)	2017	2016	2017	2016
Office	$198,894	$180,937	$682,936	$731,327
Studio	90,697	83,446	340,995	323,431
Coverings	26,531	28,483	108,961	109,534
Total Net Sales	$316,122	$292,866	$1,132,892	$1,164,292

	Three Months Ended December 31,		Year Ended December 31,
Operating Profit (Loss) (in thousands)	2017	2016	2017	2016
Office	$(2,825)	$17,857	$25,894	$73,871
Studio	12,208	13,930	51,136	53,413
Coverings	5,941	6,477	24,623	25,953
Corporate	(2,744)	(2,482)	(13,684)	(16,929)
Total Operating Profit	$12,580	$35,782	$87,969	$136,308

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in the statements of income, balance sheets, or statements of cash flows of the company. We present non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to display ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within this press release are Adjusted Operating Expenses, Adjusted Operating Profit, Adjusted Net Earnings, EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings Per Share. These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP measures only as supplemental presentations.
The following table reconciles Operating Expenses to Adjusted Operating Expenses for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	($ in millions)
Knoll Inc.
Operating Expenses	$99.7	$75.6	$326.6	$309.7
Less:
Asset impairment charge	16.3	—	16.3	—
Pension settlement charge	2.2	—	2.2	—
Restructuring charges	—	—	2.2	—
Acquisition expenses	0.5	—	0.5	—
Adjusted Operating Expenses	$80.7	$75.6	$305.4	$309.7

Exhibit 99.1

The following table reconciles Operating Profit to Adjusted Operating Profit by business segment for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	($ in millions)
Office Segment
Operating (Loss) Profit	$(2.8)	$17.9	$25.9	$73.9
Add back:
Asset impairment charge	16.3	—	16.3	—
Pension settlement charge	2.2	—	2.2	—
Restructuring charges	—	—	2.2	—
Adjusted Operating Profit	$15.7	$17.9	$46.6	$73.9
Net Sales	$198.9	$180.9	$682.9	$731.3
Operating (Loss) Profit %	(1.4)%	9.9%	3.8%	10.1%
Adjusted Operating Profit %	7.9%	9.9%	6.8%	10.1%

Studio Segment
Operating Profit	$12.2	$13.9	$51.1	$53.4
Adjusted Operating Profit	$12.2	$13.9	$51.1	$53.4
Net Sales	$90.7	$83.4	$341.0	$323.4
Operating Profit %	13.5%	16.7%	15.0%	16.5%
Adjusted Operating Profit %	13.5%	16.7%	15.0%	16.5%

Coverings Segment
Operating Profit	$5.9	$6.5	$24.6	$26.0
Adjusted Operating Profit	$5.9	$6.5	$24.6	$26.0
Net Sales	$26.5	$28.5	$109.0	$109.5
Operating Profit %	22.4%	22.7%	22.6%	23.7%
Adjusted Operating Profit %	22.4%	22.7%	22.6%	23.7%

Corporate
Operating Loss	$(2.7)	$(2.5)	$(13.6)	$(16.9)
Add back:
Acquisition expenses	0.5	—	0.5	—
Adjusted Operating Loss	$(2.2)	$(2.5)	$(13.1)	$(16.9)

Knoll Inc.
Operating Profit	$12.6	$35.8	$88.0	$136.3
Add back:
Asset impairment charge	16.3	—	16.3	—
Pension settlement charge	2.2	—	2.2	—
Restructuring charges	—	—	2.2	—
Acquisition expenses	0.5	—	0.5	—
Adjusted Operating Profit	$31.6	$35.8	$109.2	$136.3
Net Sales	$316.1	$292.9	$1,132.9	$1,164.3
Operating Profit %	4.0%	12.2%	7.8%	11.7%
Adjusted Operating Profit %	10.0%	12.2%	9.6%	11.7%

Exhibit 99.1

The following table reconciles Knoll, Inc. Net Earnings to EBITDA and Adjusted EBITDA for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	($ in millions)
Knoll Inc.
Net Earnings	$32.7	$21.4	$80.2	$82.1
Add back:
Income tax (benefit) expense	(22.7)	13.2	(1.6)	45.4
Interest expense	2.0	1.2	7.5	5.4
Depreciation and amortization	7.4	6.0	26.1	22.4
EBITDA	$19.4	$41.8	$112.2	$155.3
Add back:
Stock compensation	2.4	2.7	9.9	10.0
Other non-cash items	0.2	0.4	1.2	3.4
Asset impairment charge	16.3	—	16.3	—
Pension settlement charge	2.2	—	2.2	—
Restructuring charges	—	—	2.2	—
Acquisition expenses	0.5	—	0.5	—
Adjusted EBITDA	$41.0	$44.9	$144.5	$168.7
Net Sales	$316.1	$292.9	$1,132.9	$1,164.3
Adjusted EBITDA %	13.0%	15.3%	12.8%	14.5%

The following tables reconcile Net Earnings to Adjusted Net Earnings for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Earnings	$32.7	$21.4	$80.2	$82.1
Add back:
Asset impairment charge	16.3	—	16.3	—
Pension settlement charge	2.2	—	2.2	—
Restructuring charges	—	—	2.2	—
Acquisition expenses	0.5	—	0.5	—
Less:
Tax effect of non-GAAP adjustments	7.5	—	6.8	—
Tax Reform impact	26.6	—	26.6	—
Adjusted Net Earnings	$17.6	$21.4	$68.0	$82.1
Tax effect of non-GAAP adjustments was calculated using the effective tax rate excluding the impact of Tax Reform for the period, as detailed in the non-GAAP reconciliation of effective tax rate to effective tax rate excluding Tax Reform.

Exhibit 99.1

The following tables reconcile Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Diluted Earnings per Share	$0.67	$0.44	$1.63	$1.68
Add back:
Asset impairment charge	0.33	—	0.33	—
Pension settlement charge	0.04	—	0.04	—
Restructuring charges	—	—	0.04	—
Acquisition expenses	0.01	—	0.01	—
Less:
Tax effect of non-GAAP adjustments	0.15	—	0.13	—
Tax Reform impact	0.54	—	0.54	—
Adjusted Diluted Earnings per Share	$0.36	$0.44	$1.38	$1.68
Tax effect of non-GAAP adjustments was calculated using the effective tax rate excluding the impact of Tax Reform for the period, as detailed in the non-GAAP reconciliation of effective tax rate to effective tax rate excluding Tax Reform.

The following table reconciles the Knoll Inc. Effective Tax Rate to the Knoll Inc. Effective Tax Rate excluding Tax Reform for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Income tax (benefit) expense	$(22.7)	$13.2	$(1.6)	$45.4
Less: Tax Reform impact	26.6	—	26.6	—
Income tax expense excluding Tax Reform	$3.9	$13.2	$25.0	$45.4

Effective tax rate	(227.6)%	38.1%	(2.0)%	35.6%
Less: Tax Reform impact	(266.2)%	—%	(33.8)%	—%
Effective tax rate excluding Tax Reform	39.2%	38.1%	31.8%	35.6%

Exhibit 99.1

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, our integration of acquired businesses, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Exhibit 99.1

Conference Call Information
Knoll will host a conference call on Friday, February 9, 2018 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Passcode      809 9497

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll Inc. corporate website. In addition, an audio replay of the conference call will be available through February 16, 2018 by dialing (855) 859-2056. International replay: (404) 537-3406 (Passcode: 809 9497).

About Knoll
Knoll Inc., is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser and Muuto - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll Inc., is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Exhibit 99.1

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net sales	$316,122	$292,866	$1,132,892	$1,164,292
Cost of sales	203,785	181,519	718,313	718,316
Gross profit	112,337	111,347	414,579	445,976
Selling, general, and administrative expenses	81,289	75,565	305,992	309,668
Asset impairment charge	16,306	—	16,306	—
Pension settlement charge	2,162	—	2,162	—
Restructuring charges	—	—	2,150	—
Operating profit	12,580	35,782	87,969	136,308
Interest expense	1,962	1,248	7,483	5,405
Other expense (income), net	643	(105)	1,894	3,365
Income before income tax expense	9,975	34,639	78,592	127,538
Income tax (benefit) expense	(22,704)	13,195	(1,600)	45,424
Net earnings	32,679	21,444	80,192	82,114
Net (loss) earnings attributable to noncontrolling interests	(14)	2	29	30
Net earnings attributable to Knoll, Inc. stockholders	$32,693	$21,442	$80,163	$82,084

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.67	$0.45	$1.66	$1.71
Diluted	$0.67	$0.44	$1.63	$1.68

Weighted-average shares outstanding:
Basic	48,477,299	48,018,733	48,422,558	48,093,294
Diluted	49,079,763	48,832,874	49,160,492	48,919,108

Exhibit 99.1

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,203	$9,854
Customer receivables, net	86,687	84,425
Inventories	144,945	142,072
Prepaid and other current assets	44,435	40,457
Total current assets	278,270	276,808
Property, plant, and equipment, net	200,630	197,084
Goodwill and Intangible assets, net	380,694	383,261
Other non-current assets	1,447	1,460
Total assets	$861,041	$858,613
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	108,922	97,518
Other current liabilities	104,158	114,855
Total current liabilities	223,080	222,373
Long-term debt	181,048	208,383
Other non-current liabilities	98,185	118,388
Total liabilities	502,313	549,144
Total equity	358,728	309,469
Total liabilities and equity	$861,041	$858,613

Exhibit 99.1

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year Ended December 31,
	2017	2016

Net earnings	$80,192	$82,114
Cash provided by operating activities	103,734	104,295
Cash used in investing activities	(40,587)	(58,561)
Cash used in financing activities	(74,542)	(38,834)
Effect of exchange rate changes on cash and cash equivalents	3,744	(1,238)
(Decrease) increase in cash and cash equivalents	(7,651)	5,662
Cash and cash equivalents at beginning of period	9,854	4,192
Cash and cash equivalents at end of period	$2,203	$9,854